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                                                                     EXHIBIT 10

            Consent of Independent Registered Public Accounting Firm

 We hereby consent to the use in this Registration Statement on Form N-4 (the "Registration Statement") of our report dated April 12, 2012, relating to the financial statements of Pruco Life Flexible Premium Variable Annuity Account, which appears in such Registration Statement. We also consent to the use in this Registration Statement of our report dated March 9, 2012, relating to the consolidated financial statements of Pruco Life Insurance Company and its subsidiaries, which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

 /s/ PricewaterhouseCoopers LLP

 New York, New York
 April 20, 2012